Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Kimberly Kuo	Scott Anthony
Senior Vice President Public Affairs, Communications & Communities	Executive Vice President & Chief Financial Officer
Kimberly.Kuo@ cokeconsolidated.com	Scott.Anthony@ cokeconsolidated.com
(704) 557-4584	(704) 557-4633

Coca-Cola Consolidated Reports Fourth Quarter
and Fiscal Year 2020 Results

Fourth quarter 2020 net sales increased 8.5% versus the fourth quarter of 2019, with physical case volume up 8.1%(a). Fourth quarter and full year 2020 results include four additional selling days versus 2019 results. On a comparable(b) basis, net sales and physical case volume increased 3.5% and 2.6%, respectively.

Fourth quarter 2020 income from operations was $93.6 million, up $54.1 million versus the fourth quarter of 2019. On an adjusted(b) basis, income from operations increased $45.6 million versus the fourth quarter of 2019.

Full year 2020 income from operations totaled $313.4 million, up $132.6 million, or 73.4%, versus full year 2019. On an adjusted(b) basis, income from operations grew 57.4% to $307.6 million, driven by strong commercial performance and favorable operating expenses.

Key Results

	Fourth Quarter			Fiscal Year
(in millions, except per share data)	2020	2019	Change	2020	2019	Change
Physical case volume	90.7	83.9	8.1%	358.8	343.2	4.5%
Net sales	$1,278.6	$1,178.9	8.5%	$5,007.4	$4,826.5	3.7%
Gross profit	$461.9	$413.2	11.8%	$1,768.9	$1,670.5	5.9%
Gross margin	36.1%	35.0%		35.3%	34.6%
Income from operations	$93.6	$39.5	136.7%	$313.4	$180.8	73.4%
Basic net income (loss) per share	$7.08	$(1.09)	$8.17	$18.40	$1.21	$17.19

Retail Beverage Sales	Fourth Quarter			Fiscal Year
(in millions)	2020	2019	Change	2020	2019	Change
Sparkling bottle/can	$720.3	$653.3	10.3%	$2,760.8	$2,582.5	6.9%
Still bottle/can	$402.8	$357.0	12.8%	$1,641.7	$1,558.9	5.3%
Fountain(c)	$32.5	$46.9	(30.6)%	$131.8	$197.0	(33.1)%

Fourth Quarter and Fiscal Year 2020 Review

CHARLOTTE, February 26, 2021 – Coca-Cola Consolidated, Inc. (NASDAQ:COKE) today reported operating results for the fourth quarter and the fiscal year ended December 31, 2020.

“2020 was an extraordinary year and I’m proud of our team for how they responded to the unprecedented challenges we faced throughout the year,” said J. Frank Harrison, III, Chairman and Chief Executive Officer. “We made decisions early in the pandemic to adjust our operating model and reduce expenses as we navigated an unpredictable business environment. These adjustments, coupled with strong consumer demand for our products, enabled us to deliver incredibly strong operating results and make strategic investments back into our business.”

“Coca-Cola Consolidated is a purpose-driven company and 2020 was a great example of how we bring our Purpose to life,” Mr. Harrison continued. “As the pandemic spread across the country, the health and safety of our teammates was a top priority. We reacted quickly by securing protective equipment for our teammates and significantly adjusted our work routines to keep our teammates safe. As the pandemic continues, we remain committed to keeping our teammate’s health and well-being at the forefront as we push forward into 2021.”

Results for the fourth quarter and the fiscal year ended December 31, 2020 include four additional days compared to the same fiscal period of 2019. For comparison purposes, the estimated impact of the four additional days has been excluded from our comparable(b) and adjusted(b) results. The Company estimates the impact of the four additional days to be as follows:

(in thousands)	Results of extra days in fiscal periods
Physical case volume	4,586
Net sales	$58,899
Gross profit	$21,707
SD&A expenses	$14,353
Income from operations	$7,354

Physical case volume increased 8.1% in the fourth quarter of 2020. On a comparable(b) basis, physical case volume increased 2.6% as Sparkling beverages maintained steady growth and certain Still brands, including BodyArmor, AHA and Monster, accelerated as compared to the prior year. Sparkling category volume increased 1.1% on a comparable(b) basis in the fourth quarter of 2020, while comparable(b) Still beverage volume grew 6.8%. Sales of multi-serve packages in larger retail stores remained very strong, while single-serve sales improved in small stores and accounts where our products are consumed on-premise.

Revenue increased 8.5% in the fourth quarter of 2020 and increased 3.5% excluding the impact of the additional four days. The increase in revenue from our bottle/can Sparkling beverages was driven primarily by price realization on multi-serve packages. Sales of multi-serve PET packages were especially strong in the quarter as we adjusted our commercial plans to emphasize these packages to complement our assortment of multi-pack can products in take-home outlets. Revenue from our Still beverages increased in the fourth quarter of 2020 as a result of higher sales volume across multiple selling channels.

For fiscal year 2020, revenue increased $180.8 million, or 3.7%. While sales within our Sparkling and Still categories grew 6.9% and 5.3%, respectively, for fiscal year 2020 fountain syrup sales decreased 33.1%. The decline in fountain sales reflects the COVID-related restrictions that are in place throughout our territory.

Gross profit increased $48.7 million, or 11.8%, in the fourth quarter of 2020, while gross margin increased 110 basis points to 36.1%. On an adjusted(b) basis, gross profit increased $32.8 million, or 8.1%, in the fourth quarter of 2020. The improvement in gross profit and gross margin was primarily due to price realization within our Sparkling category, favorable input costs and the efficiency of our manufacturing operations. Gross profit in fiscal year 2020 increased $98.4 million, or 5.9%, while gross margin increased 70 basis points to 35.3%. On an adjusted(b) basis, gross profit increased $80.7 million compared to fiscal year 2019.

“COVID related quarantines and other restrictions we experienced in 2020 caused a severe downturn in parts of our business, but they also resulted in a significant increase in demand for our products across our take-home channels. In response, our team worked diligently throughout 2020 to meet this elevated demand and optimize our commercial plan as well as our manufacturing and distribution network,” said Dave Katz, President and Chief Operating Officer. “Our full-year financial results reflect the strong benefit of the pricing realization, manufacturing efficiencies and cost savings we achieved throughout the year. The combination of these factors along with favorable input costs, drove our operating income up more than $100 million to $313 million for the full year.”

Selling, delivery and administrative (“SD&A”) expenses in the fourth quarter of 2020 decreased $5.4 million, or 1.4%. SD&A expenses as a percentage of net sales decreased 290 basis points in the fourth quarter of 2020. Adjusted(b) SD&A expenses in the fourth quarter of 2020 decreased $12.8 million, or 3.5%. The decrease in SD&A expenses related to lower labor costs as a result of adjustments we made to our operating model earlier in the year in response to COVID-19-related impacts on our business. Additionally, we generated favorable results in a number of expense categories due to the diligent management of our variable operating expenses. SD&A expenses in fiscal year 2020 decreased $34.2 million, or 2.3%. SD&A expenses as a percentage of net sales decreased 180 basis points in fiscal year 2020 as compared to fiscal year 2019.

“We are very optimistic about our top line growth opportunities in 2021 as we execute a robust commercial plan with our brand partners, but we are also mindful of the continuing impact COVID-19 is having on our communities and the uncertainty it brings to our operating environment,” Mr. Katz continued. “When impacted business channels reopen and consumer buying patterns normalize, we expect our operating costs to increase as we adjust our business model to properly grow and service our full portfolio of customers. While we expect to achieve another solid year of financial performance in 2021, the combination of higher operating expenses and expected input cost inflation will likely result in 2021 income from operations below the record performance we reached in 2020.”

Income from operations in the fourth quarter of 2020 was $93.6 million, compared to $39.5 million in the fourth quarter of 2019, an increase of 137%. Adjusted(b) income from operations in the fourth quarter of 2020 was $84.0 million, an increase of 119%. For fiscal year 2020, income from operations increased $132.6 million to $313.4 million. Adjusted(b) income from operations in fiscal year 2020 was $307.6 million, an increase of $112.2 million, or 57%, compared to fiscal year 2019.

Net income in the fourth quarter of 2020 was $66.4 million, compared to a net loss of $10.2 million in the fourth quarter of 2019, an improvement of $76.5 million. Net income in the fourth quarter of 2019 was adversely impacted by fair value adjustments to our acquisition related contingent consideration liability, driven primarily by changes in the underlying discount rate used to value the liability. Fair value adjustments to this liability are non-cash in nature and a routine part of our quarterly financial closing process. Net income increased $161.1 million for fiscal year 2020 to $172.5 million, as compared to fiscal year 2019.

Cash flows provided by operations for fiscal year 2020 were $494.5 million, compared to $290.4 million for fiscal year 2019. The significant increase in operating cash flows for fiscal year 2020 was a result of our strong operating performance and working capital improvement.

(a) All comparisons are to the corresponding period in the prior year unless specified otherwise.
(b) The discussion of the results for the fourth quarter and the fiscal year ended December 31, 2020 includes selected non-GAAP financial information, such as "comparable" and “adjusted” results. The schedules in this news release reconcile such non-GAAP financial measures to the most directly comparable GAAP financial measures.
(c) Fountain syrups are dispensed through equipment that mixes with carbonated or still water, enabling fountain retailers to sell finished products to consumers in cups or glasses.

About Coca-Cola Consolidated, Inc.
Coca-Cola Consolidated is the largest Coca-Cola bottler in the United States. Our Purpose is to honor God in all we do, serve others, pursue excellence and grow profitably. For over 118 years, we have been deeply committed to the consumers, customers and communities we serve and passionate about the broad portfolio of beverages and services we offer. We make, sell and distribute beverages of The Coca-Cola Company and other partner companies in more than 300 brands and flavors across 14 states and the District of Columbia to over 66 million consumers.

Headquartered in Charlotte, N.C., Coca-Cola Consolidated is traded on the NASDAQ Global Select Market under the symbol “COKE.” More information about the Company is available at www.cokeconsolidated.com. Follow Coca-Cola Consolidated on Facebook, Twitter, Instagram and LinkedIn.

Cautionary Information Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. The words “anticipate,” “believe,” “expect,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: increased costs, disruption of supply or shortages of raw materials, fuel and other supplies; the reliance on purchased finished products from external sources; changes in public and consumer perception and preferences, including concerns related to obesity, artificial ingredients, product safety and sustainability and brand reputation; changes in government regulations related to nonalcoholic beverages, including regulations related to obesity, public health, artificial ingredients and product safety and sustainability; technology failures or cyberattacks on our technology systems or our effective response to technology failures or cyberattacks on our customers’, suppliers’ or other third parties’ technology systems; decreases from historic levels of marketing funding support provided to us by The Coca‑Cola Company and other beverage companies; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of advertising, marketing and product innovation spending by The Coca‑Cola Company and other beverage companies, or advertising campaigns that are negatively perceived by the public; any failure of the several Coca‑Cola system governance entities of which we are a participant to function efficiently or on our best behalf and any failure or delay of ours to receive anticipated benefits from these governance entities; provisions in our beverage distribution and manufacturing agreements with The Coca‑Cola Company that could delay or prevent a change in control of us or a sale of our Coca‑Cola distribution or manufacturing businesses; the concentration of our capital stock ownership; unfavorable changes in the general economy; changes in our top customer relationships and marketing strategies; lower than expected net pricing of our products resulting from continued and increased customer and competitor consolidations and marketplace competition; our inability to meet requirements under our beverage distribution and manufacturing agreements; the effect of changes in our level of debt, borrowing costs and credit ratings on our access to capital and credit markets, operating flexibility and ability to obtain additional financing to fund future needs; the failure to attract, train and retain qualified employees while controlling labor costs, and other labor issues; the failure to maintain productive relationships with our employees covered by collective bargaining agreements, including failing to renegotiate collective bargaining agreements; changes in accounting standards; our use of estimates and assumptions; changes in the inputs used to calculate our acquisition related contingent consideration liability; changes in tax laws, disagreements with tax authorities or additional tax liabilities; changes in legal contingencies; natural disasters, changing weather patterns and unfavorable weather; climate change or legislative or regulatory responses to such change; and the COVID-19 pandemic and other pandemic outbreaks in the future. These and other factors are discussed in the Company’s regulatory filings with the Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2019 and in “Item 1A. Risk Factors” of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 27, 2020. The forward-looking statements contained in this news release speak only as of this date, and the Company does not assume any obligation to update them, except as required by applicable law.

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FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Fourth Quarter		Fiscal Year
(in thousands, except per share data)	2020	2019	2020	2019
Net sales	$1,278,637	$1,178,949	$5,007,357	$4,826,549
Cost of sales	816,762	765,758	3,238,448	3,156,047
Gross profit	461,875	413,191	1,768,909	1,670,502
Selling, delivery and administrative expenses	368,280	373,651	1,455,531	1,489,748
Income from operations	93,595	39,540	313,378	180,754
Interest expense, net	8,957	10,144	36,735	45,990
Other (income) expense, net	(4,223)	32,796	35,603	100,539
Income (loss) before income taxes	88,861	(3,400)	241,040	34,225
Income tax expense	20,032	4,864	58,943	15,665
Net income (loss)	68,829	(8,264)	182,097	18,560
Less: Net income attributable to noncontrolling interest	2,451	1,906	9,604	7,185
Net income (loss) attributable to Coca-Cola Consolidated, Inc.	$66,378	$(10,170)	$172,493	$11,375

Basic net income (loss) per share based on net income (loss) attributable to Coca-Cola Consolidated, Inc.:
Common Stock	$7.08	$(1.09)	$18.40	$1.21
Weighted average number of Common Stock shares outstanding	7,141	7,141	7,141	7,141

Class B Common Stock	$7.08	$(1.09)	$18.40	$1.21
Weighted average number of Class B Common Stock shares outstanding	2,232	2,232	2,232	2,229

Diluted net income (loss) per share based on net income (loss) attributable to Coca-Cola Consolidated, Inc.:
Common Stock	$7.05	$(1.08)	$18.30	$1.21
Weighted average number of Common Stock shares outstanding – assuming dilution	9,405	9,373	9,427	9,417

Class B Common Stock	$7.04	$(1.09)	$18.28	$1.19
Weighted average number of Class B Common Stock shares outstanding – assuming dilution	2,264	2,232	2,286	2,276

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	December 31, 2020	December 29, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$54,793	$9,614
Trade accounts receivable, net	403,825	419,770
Other accounts receivable	86,287	105,505
Inventories	225,757	225,926
Prepaid expenses and other current assets	74,146	69,461
Assets held for sale	6,429	—
Total current assets	851,237	830,276
Property, plant and equipment, net	1,022,722	997,403
Right-of-use assets - operating leases	134,383	111,376
Leased property under financing leases, net	69,867	17,960
Other assets	111,781	113,269
Goodwill	165,903	165,903
Other identifiable intangible assets, net	866,557	890,739
Total assets	$3,222,450	$3,126,926

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of obligations under operating leases	$19,766	$15,024
Current portion of obligations under financing leases	5,860	9,403
Accounts payable and accrued expenses	621,434	597,768
Total current liabilities	647,060	622,195
Deferred income taxes	139,423	125,130
Pension and postretirement benefit obligations and other liabilities	792,605	783,397
Noncurrent portion of obligations under operating leases	119,923	97,765
Noncurrent portion of obligations under financing leases	69,984	17,403
Long-term debt	940,465	1,029,920
Total liabilities	2,709,460	2,675,810

Equity:
Stockholders’ equity	512,990	346,952
Noncontrolling interest	—	104,164
Total liabilities and equity	$3,222,450	$3,126,926

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Fiscal Year
(in thousands)	2020	2019
Cash Flows from Operating Activities:
Net income	$182,097	$18,560
Depreciation expense, amortization of intangible assets and deferred proceeds, net	179,017	179,916
Fair value adjustment of acquisition related contingent consideration	31,210	92,788
Deferred income taxes	8,737	3,987
Stock compensation expense	—	2,045
Change in assets and liabilities	78,068	(23,683)
Other	15,332	16,757
Net cash provided by operating activities	$494,461	$290,370

Cash Flows from Investing Activities:
Additions to property, plant and equipment	$(202,034)	$(171,374)
Other	1,615	(2,303)
Net cash used in investing activities	$(200,419)	$(173,677)

Cash Flows from Financing Activities:
Payments on revolving credit facility, term loan facility and senior bonds	$(325,000)	$(690,339)
Borrowings under revolving credit facility and proceeds from issuance of senior notes	235,000	615,339
Purchase of noncontrolling interest in Piedmont Coca-Cola Bottling Partnership	(100,000)	—
Payments of acquisition related contingent consideration	(43,400)	(27,182)
Cash dividends paid	(9,374)	(9,369)
Principal payments on financing lease obligations	(5,861)	(8,656)
Debt issuance fees	(228)	(420)
Net cash used in financing activities	$(248,863)	$(120,627)

Net increase (decrease) in cash during period	$45,179	$(3,934)
Cash at beginning of period	9,614	13,548
Cash at end of period	$54,793	$9,614

NON-GAAP FINANCIAL MEASURES(d) The following tables reconcile reported results (GAAP) to comparable and adjusted results (non-GAAP):

	Fourth Quarter			Fiscal Year
(in millions)	2020	2019	Change	2020	2019	Change
Physical case volume	90.7	83.9	8.1%	358.8	343.2	4.5%
Volume related to extra days in fiscal year	4.6	—		4.6	—
Comparable physical case volume	86.1	83.9	2.6%	354.2	343.2	3.2%

	Fourth Quarter 2020
(in thousands, except per share data)	Net sales	Gross profit	SD&A expenses	Income from operations	Income before income taxes	Net income	Basic net income per share
Reported results (GAAP)	$1,278,637	$461,875	$368,280	$93,595	$88,861	$66,378	$7.08
Fair value adjustment of acquisition related contingent consideration	—	—	—	—	(3,858)	(2,963)	(0.31)
Fair value adjustments for commodity derivative instruments	—	(1,072)	1,740	(2,812)	(2,812)	(2,109)	(0.22)
Supply chain and asset optimization	—	543	(5)	548	548	403	0.04
Results of extra days in fiscal year	(58,899)	(21,707)	(14,353)	(7,354)	(7,354)	(5,516)	(0.59)
Other tax adjustments	—	—	—	—	—	1,103	0.11
Total reconciling items	(58,899)	(22,236)	(12,618)	(9,618)	(13,476)	(9,082)	(0.97)
Adjusted results (non-GAAP)	$1,219,738	$439,639	$355,662	$83,977	$75,385	$57,296	$6.11

Adjusted % change vs. Q4 2019	3.5%	8.1%	(3.5)%	118.7%

	Fourth Quarter 2019
(in thousands, except per share data)	Net sales	Gross profit	SD&A expenses	Income from operations	Income (loss) before income taxes	Net income (loss)	Basic net income (loss) per share
Reported results (GAAP)	$1,178,949	$413,191	$373,651	$39,540	$(3,400)	$(10,170)	$(1.09)
Fair value adjustment of acquisition related contingent consideration	—	—	—	—	30,771	22,954	2.45
Fair value adjustments for commodity derivative instruments	—	(7,084)	961	(8,045)	(8,045)	(6,030)	(0.64)
Supply chain and asset optimization	—	750	(4,952)	5,702	5,702	4,267	0.46
Capitalization threshold change for certain assets	—	—	(1,194)	1,194	1,194	884	0.09
Other tax adjustments	—	—	—	—	—	2,178	0.24
Total reconciling items	—	(6,334)	(5,185)	(1,149)	29,622	24,253	2.60
Adjusted results (non-GAAP)	$1,178,949	$406,857	$368,466	$38,391	$26,222	$14,083	$1.51

	Fiscal Year 2020
(in thousands, except per share data)	Net sales	Gross profit	SD&A expenses	Income from operations	Income before income taxes	Net income	Basic net income per share
Reported results (GAAP)	$5,007,357	$1,768,909	$1,455,531	$313,378	$241,040	$172,493	$18.40
Fair value adjustment of acquisition related contingent consideration	—	—	—	—	31,210	23,408	2.50
Fair value adjustments for commodity derivative instruments	—	(1,996)	791	(2,787)	(2,787)	(2,090)	(0.22)
Supply chain and asset optimization	—	4,984	596	4,388	4,388	3,291	0.35
Results of extra days in fiscal year	(58,899)	(21,707)	(14,353)	(7,354)	(7,354)	(5,516)	(0.59)
Total reconciling items	(58,899)	(18,719)	(12,966)	(5,753)	25,457	19,093	2.04
Adjusted results (non-GAAP)	$4,948,458	$1,750,190	$1,442,565	$307,625	$266,497	$191,586	$20.44

Adjusted % change vs. 2019	2.5%	4.8%	(2.1)%	57.4%

	Fiscal Year 2019
(in thousands, except per share data)	Net sales	Gross profit	SD&A expenses	Income from operations	Income before income taxes	Net income	Basic net income per share
Reported results (GAAP)	$4,826,549	$1,670,502	$1,489,748	$180,754	$34,225	$11,375	$1.21
Fair value adjustment of acquisition related contingent consideration	—	—	—	—	92,788	69,591	7.43
Fair value adjustments for commodity derivative instruments	—	(6,602)	3,536	(10,138)	(10,138)	(7,604)	(0.81)
Supply chain and asset optimization	—	5,625	(4,952)	10,577	10,577	7,933	0.85
Capitalization threshold change for certain assets	—	—	(7,305)	7,305	7,305	5,479	0.58
System transformation expenses	—	—	(6,915)	6,915	6,915	5,200	0.56
Total reconciling items	—	(977)	(15,636)	14,659	107,447	80,599	8.61
Adjusted results (non-GAAP)	$4,826,549	$1,669,525	$1,474,112	$195,413	$141,672	$91,974	$9.82

(d) The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing the Company’s ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting.